Exhibit 99.1

optionsXpress Announces First Quarter 2005 Results; Delivers Record Revenues,
Earnings, DARTs, and New Accounts

CHICAGO, IL, April 21, 2005 – optionsXpress Holdings, Inc. (Nasdaq: OXPS) today reported record results for the three months ended March 31, 2005. Highlights of the first quarter include:

•                  Record revenues of $26.9 million

•                  Record net income of $9.8 million, or $0.16 per diluted share

•                  Record daily average revenue trades (DARTs) of 16,500, a 20% increase on a year-over-year basis

•                  Record new accounts of 15,600, resulting in 116,600 total customer accounts, representing a 66% increase on a year-over-year basis

•                  Industry-leading 60% pre-tax margins

•                  Advertising cost per new account dropped to $86 from $157 a year ago

•                  Named Barron’s #1 2005 Online Broker for the third year in a row

“We are pleased to deliver record results in our first quarter as a public company. Our strong financial performance and account growth, despite sluggish market activity, reflects our focus on investors who use options as part of their long-term investing strategy, our highly efficient and scalable platform, and our targeted marketing,” commented David Kalt, Chief Executive Officer of optionsXpress.

optionsXpress’ customer-centric strategy, effective marketing, and increased brand awareness drove record account growth in the first quarter. Total accounts increased by 15,600, compared to an increase of 12,300 in the fourth quarter of 2004. During the most recent four quarters, optionsXpress added 46,500 new accounts, a 66% increase. Average advertising expense per new account was $86, representing a 45% decrease from the year-ago period, and a 31% decrease from the fourth quarter of 2004.

“We are honored that Barron’s ranked us the #1 online broker for the third straight year. We will continue to focus on the core competencies behind such awards, including unique product offerings and differentiating technology, to meet the evolving needs of our customers and expand our leadership position in the online trading marketplace. In addition, we believe the attractive fundamentals and increasing customer awareness of the options market will continue to fuel our growth,” said Kalt.

Total DARTs increased 20% to 16,500 in the first quarter, compared to 13,700 in the year-ago period. On a sequential basis, DARTs increased 9% from 15,100. The increase in DARTs contributed to a rise in total revenues to $26.9 million for the first quarter, a 13% increase over revenues of $23.8 million in the year-ago quarter, and a 5% increase over revenues of $25.6 million in the fourth quarter of 2004.

Net income was $9.8 million compared to net income of $9.2 million in the prior year period and $8.7 million, in the fourth quarter of 2004.

“In the first quarter, we delivered on several key profitability benchmarks. Pre-tax margins, revenue per employee and return on our marketing dollars were all industry-leading. Advertising cost per new account dropped nearly 50 percent from one year ago,” stated David Fisher, Chief Financial Officer of optionsXpress.

During the quarter, optionsXpress Holdings, Inc. completed an initial public offering of 12 million shares, plus the underwriters’ over-allotment of 1.8 million shares. Cash at the end of the quarter was $80.5 million. The Company currently intends to declare quarterly dividends on all outstanding shares of common stock and expects the initial quarterly dividend to be approximately $0.04 per share. The first quarterly dividend will be for the second calendar quarter of 2005.

Outlook

Commenting on the Company’s outlook for the coming quarters, Kalt stated, “While we have not yet seen a significant increase in industry-wide trading volumes since the start of the second quarter, we expect new account growth to continue. In addition, we believe optionsXpress is entering the second quarter of 2005 in an outstanding competitive position. We aim to expand our share of this growing market, and to aggressively seek additional growth opportunities, including the further development of brokersXpress, continued expansion into international markets, and the launch of a futures platform.”

Conference Call

A conference call will be broadcast live on Thursday, April 21, 2005, at 10:00 a.m. Central Time (11:00 a.m. Eastern) at http://www.optionsXpress.com and http://www.streetevents.com. An online replay also will be available approximately two hours after the call.

About optionsXpress Holdings, Inc.

optionsXpress Holdings, Inc. provides innovative securities brokerage products and services for investor education, strategy evaluation and trade execution. Through its subsidiaries optionsXpress, an online brokerage, and brokersXpress, an online trading and reporting platform for independent investment professionals, the company offers a wide range of investor tools, superior customer service and competitive commissions.

Safe Harbor

This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward- looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:

AT ASHTON PARTNERS:	AT SCANLON CORPORATE COMMUNICATIONS:

Kimberly Bartholomew

Josh Inglis

Investor Inquiries

Media Inquiries

(312) 553-4296	(312) 822-9299

optionsXpress Holdings, Inc.

Consolidated Statements of Operations

In thousands, except shares and per share data

(Unaudited)

	Quarter Ended
	March 31, 2005	March 31, 2004
Revenues:
Commissions	$19,509	$18,316
Other brokerage related revenue	5,161	4,931
Interest income	2,137	545
Other income	59	11
Total revenues	$26,866	$23,803

Expenses:
Brokerage, clearing and other related expenses	3,646	3,102
Compensation and benefits	2,825	1,766
Advertising	1,347	1,939
Quotation services	1,074	797
Depreciation and amortization	522	367
Technology and telecommunications	490	217
Other	720	379
Total expenses	$10,624	$8,567

Income before income taxes	16,242	15,236
Income taxes	6,438	6,058
Net income	$9,804	$9,178

Basic earnings per share	$0.16	$0.17
Diluted earnings per share	$0.16	$0.16

Weighted average shares outstanding - basic	54,614,091	37,813,602

Weighted average shares outstanding - diluted	60,736,159	56,939,744

optionsXpress Holdings, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	March 31, 2005	December 31, 2004
Assets:
Cash and cash equivalents	$80,493	$24,759
Receivable from brokers	10,038	9,299
Security deposits	314	313
Fixed assets, net	3,848	3,732
Other assets	1,083	1,892
Investment in optionsXpress Australia	248	100
Total assets	$96,024	$40,095

Liabilities and stockholders’ equity:

Liabilities
Accounts payable and accrued liabilities	$4,928	$5,023
Current income taxes payable	5,634	1,152
Net deferred income tax liabilities	864	914
Total liabilities	11,426	7,089

Stockholders’ equity	$84,598	$33,006

Total liabilities and stockholders’ equity	$96,024	$40,095

optionsXpress Holdings, Inc.

Statistical Operating Data

	Quarter Ended
	March 31, 2005	March 31, 2004
Number of customer accounts (at period end)(1)	116,600	70,100
Daily average revenue trades (‘‘DARTs’’)(2)	16,500	13,700
Customer trades per account (3)	37	53
Average commission per trade	$19.38	$21.52
Option trades as a % of total trades	75%	78%
Advertising expense per new customer account (4)	$86	$157
Total Client Assets (000s)	$2,172,413	$1,325,114
Client margin balances (000s)	$90,170	$61,831

(1) Customer accounts are open, numbered accounts.

(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.

(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.

(4) Calculated based on total new customer accounts opened during the period.